Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated February 24, 2014 with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Ligand Pharmaceuticals Incorporated on Form 10-K for the year ended December 31, 2013.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of Ligand Pharmaceuticals, Incorporated on Form S-3 (File No. 333-177338, effective October 26, 2011) and Forms S-8 (File No. 333-160132, effective June 22, 2009 and File No. 333-131029, effective June 18, 2007).

/s/ GRANT THORNTON LLP
Los Angeles, California
December 1, 2014